FOR IMMEDIATE RELEASE	Contact:	Jim Delamater
President & CEO
Northeast Bancorp
jdelamater@northeastbank.com

Northeast Bancorp Announces Second Quarter Earnings and Dividend

Auburn, Me 1/22/04 - Northeast Bancorp (AMEX "NBN") announced that earnings for the second quarter ended December 31, 2003 were $890,019, or $0.34 per diluted share, as compared to earnings of $911,983, or $0.34 per diluted share for the same period last year. For the six month periods ended December 31, 2003 and 2002, earnings were $1,806,399, or $0.69 per diluted share, and $1,818,921, or $0.68 per diluted share, respectively. In addition, the Company announced that its Board of Directors has declared a dividend of $0.09 per share, payable on February 20, 2004 to shareholders of record as of the close of business on January 30, 2004. Northeast Bancorp, which recently announced a 12.5% annual increase in its dividend, has paid a dividend in every quarter since its inception as a public company in October of 1987.

Jim Delamater, President & CEO, commented, "We are pleased to report that earnings are in line with our expectations, and we remain intent upon maintaining an asset sensitive interest rate risk position that is more favorable to rising interest rates and our ongoing dedication to historic credit standards. We also anticipate that our business plan and our diversity of income sources will result in solid earnings performance in the future, while preserving the overall integrity of our balance sheet and franchise value."

The Company continues to maintain its "well capitalized" status and has recently expressed its goal to maintain sufficient capital to support a fair dividend return, the repurchase of shares from time to time, and the overall growth of the franchise. Northeast derives its income from a combination of traditional banking services, including loans and deposits and other financial products / services, including trust, investment, and insurance (life, disability, property, and casualty) services. All of these services are offered through a "needs-based" delivery method which requires the Company's employees to understand each of their customers and assist them in finding the right product to satisfy their personal or business goals and objectives.

Delamater added, "We have worked diligently over the years to develop for our clients access to virtually every financial product and service the world has to offer, and we remain intent upon our goal to deliver multiple products and services to each and every household. We believe that our efforts have resulted in substantial income diversity which has directly impacted our ability to achieve a long term record of consistent earnings and regular increases in the overall size and value of our franchise."

Northeast Bancorp, which trades on the American Stock Exchange, has approximately 2.5 million shares outstanding and, as of December 31, 2003, had total assets of approximately $497 million, and a book value of approximately $14.45 per share. Northeast Bancorp is the holding company for Maine-based Northeast Bank, founded in 1872, which operates from 13 locations throughout western, central, southern and mid-coastal Maine. Northeast Bank, together with its wholly owned subsidiary, Northeast Financial Services, and other affiliations, provides its consumer and business customers with a comprehensive array of financial services.

Headquarters for Northeast Bancorp is located at 158 Court Street, in Auburn, Maine. Management encourages present and prospective shareholders to contact President & CEO Jim Delamater if they wish to discuss the Company and its products, services or ongoing efforts to promote and develop shareholder value. He can be reached at jdelamater@northeastbank.com, or toll free at 1-800-284-5989. Management also suggests that any person interested in utilizing the services of Northeast Bancorp or its subsidiaries, or in learning more about the Company should access its web site at www.northeastbank.com.

NORTHEAST BANCORP
(Dollars in Thousands, Except Per Share and Shares Outstanding Data)

	Three Months Ended			Six Months Ended
	December 31,		%	December 31,		%
	2003	2002	Change	2003	2002	Change
Selected financial information

Income statement data:

Interest income	$ 6,872	$ 7,318	-6%	$ 13,503	$ 14,758	-9%
Interest expense	2,951	3,513	-16%	5,974	7,204	-17%
Net interest income	3,921	3,805	3%	7,529	7,554	0%
Provision for loan losses	241	465	-48%	481	690	-30%
Net interest income after
provision for loan losses	3,680	3,340	10%	7,048	6,864	3%
Gain on sale of loans	101	260	-61%	533	379	41%
Gain on securities	75	250	-70%	118	433	-73%
Other noninterest income	1,071	936	14%	2,094	1,668	26%
Noninterest expense	3,605	3,446	5%	7,133	6,622	8%
Operating income before income tax	1,322	1,340	-1%	2,660	2,722	-2%
Income tax expense	432	428	1%	854	903	-5%
Net income	$ 890	$ 912	-2%	$ 1,806	$ 1,819	-1%

Per share data:
Basic earning per common share	$ 0.35	$ 0.34	3%	$ 0.71	$ 0.69	3%
Diluted earnings per common share	$ 0.34	$ 0.34	0%	$ 0.69	$ 0.68	1%
Weighted average shares outstanding:
Basic	2,536,251	2,647,105	-4%	2,558,854	2,647,514	-3%
Diluted	2,593,637	2,683,287	-3%	2,614,253	2,685,039	-3%

Book value per share	14.45	13.64		14.45	13.64
Tangible book value per share	14.10	13.22		14.10	13.22

Net interest margin	3.43%	3.65%		3.35%	3.61%
Net interest spread	3.15%	3.27%		3.04%	3.20%
Return on average assets (annualized)	0.74%	0.82%		0.76%	0.82%
Return on equity (annualized)	9.66%	10.10%		9.78%	10.17%
Tier I leverage ratio (Bank)	8.29%	8.93%		8.29%	8.93%
Tier I risk-based capital ratio (Bank)	10.80%	11.42%		10.80%	11.42%
Total risk-based capital ratio (Bank)	11.13%	12.11%		11.13%	12.11%
Efficiency ratio	70%	66%		69%	66%
Nonperforming loans	1,371	1,522		1,371	1,522
Total nonperforming assets	1,427	2,061		1,427	2,061
Nonperforming loans as a % of total loans	0.35%	0.39%		0.35%	0.39%
Nonperforming assets as a % of total assets	0.29%	0.46%		0.29%	0.46%

	December 31,		%
	2003	2002	Change
Balance sheet highlights:

Investment securities	$ 64,892	$ 20,081	223%
Loans held for sale	223	2,473	-91%
Loans	396,639	391,737	1%
Allowance for loan losses	4,338	3,799	14%
Total assets	496,973	447,852	11%

Deposits:
NOW and money market	77,008	83,511	-8%
Savings	28,640	22,362	28%
Certificates of deposits	137,774	145,007	-5%
Brokered time deposits	61,738	21,945	181%
Noninterest-bearing deposits	35,604	28,992	23%
Total deposits	340,764	301,817	13%

Borrowings	90,839	97,458	-7%
Shareholders' equity	36,365	36,097	1%

Shares outstanding	2,517,341	2,645,868	-5%